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                                                                      EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------

The Board of Directors
ICI Chemicals & Polymers Limited

We consent to the incorporation by reference in the registration statement (No. 333-31769) on Form S-3 of Terra Industries Inc. of our report dated February 26, 1998, with respect to the combined statement of net assets of the UK Fertilizers business ("Fertilizers UK") of ICI Chemicals & Polymers Limited as of December 31, 1997 and 1996, and the related statements of revenues and expenses and cash flows for each of the years in the two year period ended December 31, 1997, which report appears in the Form 8-K/A of Terra Industries Inc. dated March 16, 1998.



KPMG Audit Plc                                                     16 March 1998
Chartered Accountants
Registered Auditor